Exhibit 99.1

Morgans Hotel Group Provides Update on CEO Search

NEW YORK, November 30, 2010 – Morgans Hotel Group Co. (Nasdaq: MHGC) (“MHG”) today confirmed that its Search Committee, overseen by the company’s Board of Directors, is engaged in a search for a new Chief Executive Officer and has retained the executive search firm of Spencer Stuart to assist in this process.

The contract of Fred Kleisner, the company’s current CEO, concludes on December 31, 2010. Mr. Kleisner has indicated his willingness, if necessary, to serve as CEO beyond the expiration of his contract in order to ensure a smooth transition.

David Hamamoto, Chairman of the Board of Directors stated: “We are conducting a thorough search and are considering a number of highly qualified candidates. We appreciate Fred’s willingness to maintain his position with the company until we identify the right person to lead Morgans Hotel Group into the future.”

About Morgans Hotel Group

Morgans Hotel Group Co. (Nasdaq: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles and South Beach, Clift in San Francisco, Ames in Boston, and Sanderson and St Martins Lane in London. Morgans Hotel Group and an equity partner also own the Hard Rock Hotel & Casino in Las Vegas and related assets. Morgans Hotel Group also manages hotels in Isla Verde, Puerto Rico and Playa del Carmen, Mexico. Morgans Hotel Group has other property transactions in various stages of completion, including projects in SoHo, New York and Palm Springs, California. For more information please visit www.morganshotelgroup.com.

Contacts:
Jennifer Foley
Vice President of Public Relations
Morgans Hotel Group
212.277.4166
jennifer.foley@morganshotelgroup.com